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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                                                             Year ended December 31,
                                              -----------------------------------------------------
                                                1996       1995       1994       1993       1992
                                              ---------  ---------  ---------  ---------  ---------
                                                                             (Thousands of dollars)
Income
  Income before income taxes and cumulative
     effect of changes in accounting
     principles.............................   $298,559   $287,459   $259,110   $225,784   $203,913
                                               --------   --------   --------   --------   --------
  Fixed charges to be added back to
     income --
     Interest and debt expense..............    426,260    455,379    334,084    324,211    370,884
     Rentals (one-third of all rent and
       related costs charged to income).....     15,015     14,905     13,942     14,378     15,460
                                               --------   --------   --------   --------   --------
          Total fixed charges...............    441,275    470,284    348,026    338,589    386,344
                                               --------   --------   --------   --------   --------
Income before income taxes, cumulative
  effect of changes in accounting principles
  and fixed charges.........................   $739,834   $757,743   $607,136   $564,373   $590,257
                                               ========   ========   ========   ========   ========
Ratio
  Number of times fixed charges covered by
     income before income taxes, cumulative
     effect of changes in accounting
     principles, and fixed charges..........     1.7        1.6        1.7        1.7        1.5
                                                 ===        ===        ===        ===        ===

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